EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter, November 2009

WHITE PLAINS, N.Y., Nov. 17, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

Hoist the Sails

In continuing with a sailing theme from last month's newsletter entitled 'The Wind is at our Back,' we are raising our sails to take advantage of improving market conditions by increasing our market share and forging new relationships in the middle market. As we noted in recent newsletters, the economic environment continues to improve and mergers & acquisitions activity has been increasing since last year. At the company level, we signed approximately $75 million of term sheets since last month and we increased our dividend 8% as discussed in more detail below. In addition, we are seeing improved performances from our portfolio companies as shown by the Fifth Street Small Business Index which registered a gain of 1.4% last month. We believe that the upward trend in mergers & acquisitions activity will continue over the next 12 months and will be driven partially by the looming possibility of a capital gains tax rate increase as well as by better matched seller and buyer expectations.

Our deal pipeline under review continues to set a record for our firm and is currently composed of approximately $1.4 billion of middle market financing opportunities. First lien loans comprise 90% of the pipeline, almost all of which are one-stop solutions. We have a diverse pipeline with healthcare and consumer services being two of the largest industries represented. Loan size has increased from an average of $12 million to an average of $25 million during the past 12 months. We view this pipeline as high quality both in terms of companies (becoming larger and more stable) and sponsors. We continue to see deals take an average of about 125 days from the time they enter our pipeline to funding.

We have two signed term sheets on deals that we anticipate will close by January 2010 for a total financing commitment of approximately $75 million in first lien loans. Both of these deals are with new sponsors. Dividend increases will continue to be driven primarily by the pace of our originations.

We recently announced an increase in our dividend from 25 cents to 27 cents for the first fiscal quarter of 2010. We are currently unlevered, and with access to capital through having cash on hand and through our ability to use leverage to make further investments, we anticipate dividend growth over the next year.

We are pleased to have invested $6 million in additional financing to support the growth of Western Emulsions, Inc. in connection with a further equity investment by our partners at Marwit Capital, LLC. We are also pleased that we closed the Wells Fargo three-year credit facility yesterday in the initial amount of $50 million with an accordion feature that allows for future potential facility expansion of up to $100 million. We look forward to expanding the credit facility with additional lending partners over time.

Our SBA application, which would provide us with access to long term leverage at favorable rates if approved, continues to progress and we remain cautiously optimistic that we will receive a license. We have designated an additional investment to count as part of the regulatory capital of our SBIC subsidiary.

Leonard Tannenbaum, our CEO, recently appeared on Bloomberg TV and radio along with a panel including a coverage analyst, a core sponsor and a peer lender. Please find the clip on our website at www.fifthstreetfinance.com under the heading 'In the News.' In terms of recruitment, we want to extend our appreciation to several of our shareholders that have recommended people in order to help us fill our open positions, a listing of which can be found on our website under the heading "Careers." We intend to continue to add high quality talent to the team.

As of this date, two loans remain on cash non-accrual status, though additional loans could go onto non-accrual status in the future; we expect to see fluctuation in the accrual status of our 3, 4 and 5-rated securities as problems arise and are resolved.

Our fourth quarter and fiscal year ended September 30 and our financial results are scheduled to be reported in December.

While competition is clearly beginning to return to the market, especially on larger deals, we are pleased with our market positioning and relationships and look forward to being a leading lender to middle market companies in connection with private equity sponsors. As always, please contact Stacey Thorne, Director, Investor Relations, at (914) 286-6811, or email her at ir@fifthstreetcap.com if you wish to be added to our monthly newsletter distribution list.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Director, Investor Relations
          (914) 286-6811
          Stacey@fifthstreetcap.com